EXHIBIT INDEX
Exhibit        Description
No.
99.1         Press Release, dated August 7, 2019, of Saul Centers, Inc.

Section 2: EX-99.1 (EX-99.1)
Exhibit 99.1
SAUL CENTERS, INC.
7501 Wisconsin Avenue, Suite 1500, Bethesda, Maryland 20814-6522
(301) 986-6200
Saul Centers, Inc. Reports Second Quarter 2019 Earnings
August 7, 2019, Bethesda, MD.
Saul Centers, Inc. (NYSE: BFS), an equity real estate investment trust ("REIT"), announced its operating results for the quarter ended June 30, 2019 (“2019 Quarter”). Total revenue for the 2019 Quarter increased to $58.1 million from $56.1 million for the quarter ended June 30, 2018 (“2018 Quarter”). Net income increased to $16.8 million for the 2019 Quarter from $15.9 million for the 2018 Quarter. Net income available to common stockholders increased to $10.3 million ($0.45 per diluted share) for the 2019 Quarter from $9.6 million ($0.43 per diluted share) for the 2018 Quarter. Net income available to common stockholders increased primarily due to (a) an increase in lease termination fees ($1.0 million) and (b) higher base rent ($0.9 million), partially offset by (c) gain on sale in 2018 ($0.5 million), and (d) higher general and administrative expenses ($0.5 million).
Same property revenue increased $1.9 million (3.3%) and same property operating income increased $1.6 million (3.9%) for the 2019 Quarter compared to the 2018 Quarter. We define same property revenue as total revenue minus the revenue of properties not in operation for the entirety of the comparable reporting periods. We define same property operating income as net income plus (a) interest expense, net and amortization of deferred debt costs, (b) depreciation and amortization of deferred leasing costs, (c) general and administrative expenses and (d) change in fair value of derivatives minus (e) gains on sale of property and (f) the results of properties which were not in operation for the entirety of the comparable periods. Shopping Center same property operating income for the 2019 Quarter totaled $33.7 million, a $1.4 million increase from the 2018 Quarter. Mixed-Use same property operating income totaled $10.5 million, a $0.2 million increase from the 2018 Quarter. The increase in Shopping Center same property operating income was primarily the result of (a) higher lease termination fees ($0.8 million) and (b) higher base rent ($0.5 million). The increase in Mixed-Use same property operating income was primarily the result of higher base rent ($0.2 million).
As of June 30, 2019, 94.7% of the commercial portfolio was leased (not including the residential portfolio), compared to 94.0% at June 30, 2018. On a same property basis, 95.2% of the commercial portfolio was leased as of June 30, 2019, compared to 94.0% at June 30, 2018. As of June 30, 2019, the residential portfolio was 98.1% leased compared to 98.6% at June 30, 2018.
For the six months ended June 30, 2019 (“2019 Period”), total revenue increased to $117.9 million from $112.2 million for the six months ended June 30, 2018 (“2018 Period”). Net income increased to $33.8 million for the 2019 Period from $30.8 million for the 2018 Period. Net income available to common stockholders increased to $20.8 million ($0.91 per diluted share) for the 2019 Period compared to $16.4 million ($0.74 per diluted share) for the 2018 Period. The increase in net income available to common stockholders was primarily due to (a) higher lease termination fees ($2.7 million), (b) extinguishment in 2018 of issuance costs upon redemption of preferred shares ($2.3 million), and (c) higher base rent ($1.7 million), partially offset by (d) higher income attributable to non-controlling interests ($1.4 million) and (e) higher general and administrative expenses ($0.9 million).
Same property revenue increased $4.6 million (4.1%) and same property operating income increased $3.5 million (4.1%) for the 2019 Period, compared to the 2018 Period. Shopping Center same property operating income increased 4.4% and mixed-use same property operating income increased 3.1%. Shopping Center same property operating income increased primarily due to (a) lease termination fees ($2.0 million) and (b) an increase in base rent ($0.8 million). Mixed-use same property operating income increased primarily due to higher base rent ($0.4 million).
Funds from operations ("FFO") available to common stockholders and noncontrolling interests (after deducting preferred stock dividends) was $25.3 million ($0.82 per diluted share) in the 2019 Quarter compared to $23.8 million ($0.79 per diluted share) in the 2018 Quarter. FFO is a non-GAAP supplemental earnings measure which the Company considers meaningful in measuring its operating performance. A reconciliation of net income to FFO is attached to this press release. The increase in FFO available to common stockholders and noncontrolling interests was primarily due to (a) higher lease termination fees ($1.0 million) and (b) higher capitalized interest ($1.1 million), partially offset by (c) higher interest incurred due to the higher outstanding construction loan balance ($0.7 million).
FFO available to common stockholders and noncontrolling interests (after deducting preferred stock dividends and the impact of preferred stock redemptions) increased 15.2% to $51.1 million ($1.66 per diluted share) in the 2019 Period from

www.SaulCenters.com

$44.4 million ($1.48 per diluted share) in the 2018 Period. FFO available to common stockholders and noncontrolling interests increased primarily due to (a) extinguishment in 2018 of issuance costs upon redemption of preferred shares ($2.3 million), (b) higher lease termination fees in the core portfolio ($2.2 million), (c) higher base rent in the core portfolio ($1.3 million), (d) the net operating income of recently acquired properties ($0.6 million) and (e) lower preferred stock dividends ($0.5 million).
Saul Centers, Inc. is a self-managed, self-administered equity REIT headquartered in Bethesda, Maryland, which currently operates and manages a real estate portfolio of 60 properties which includes (a) 49 community and neighborhood shopping centers and seven mixed-use properties with approximately 9.3 million square feet of leasable area and (b) four land and development properties. Approximately 85% of the Saul Centers' property operating income is generated by properties in the metropolitan Washington, DC/Baltimore area.

Contact:    Scott Schneider
(301) 986-6220

Safe Harbor Statement
Certain matters discussed within this press release may be deemed to be forward-looking statements within the meaning of the federal securities laws. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Although the Company believes the expectations reflected in the forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. These factors include, but are not limited to, the risk factors described in our Annual Report on Form 10-K filed on February 26, 2019, and include the following: (i) general adverse economic and local real estate conditions, (ii) the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or a general downturn in their business, (iii) financing risks, such as the inability to obtain equity, debt or other sources of financing or refinancing on favorable terms to the Company, (iv) the Company’s ability to raise capital by selling its assets, (v) changes in governmental laws and regulations and management’s ability to estimate the impact of such changes, (vi) the level and volatility of interest rates and management’s ability to estimate the impact thereof, (vii) the availability of suitable acquisition, disposition, development and redevelopment opportunities, and risks related to acquisitions not performing in accordance with our expectations, (viii) increases in operating costs, (ix) changes in the dividend policy for the Company’s common and preferred stock and the Company’s ability to pay dividends at current levels, (x) the reduction in the Company’s income in the event of multiple lease terminations by tenants or a failure by multiple tenants to occupy their premises in a shopping center, (xi) impairment charges, and (xii) unanticipated changes in the Company’s intention or ability to prepay certain debt prior to maturity. Given these uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements that we make, including those in this press release. Except as may be required by law, we make no promise to update any of the forward-looking statements as a result of new information, future events or otherwise. You should carefully review the risks and risk factors included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 26, 2019.

www.SaulCenters.com

Saul Centers, Inc.
Consolidated Balance Sheets
(In thousands)

	June 30, 2019	December 31, 2018
	(Unaudited)
Assets
Real estate investments
Land	$488,942	$488,918
Buildings and equipment	1,280,397	1,273,275
Construction in progress	249,719	185,972
	2,019,058	1,948,165
Accumulated depreciation	(544,811)	(525,518)
	1,474,247	1,422,647
Cash and cash equivalents	9,262	14,578
Accounts receivable and accrued income, net	51,602	53,876
Deferred leasing costs, net	25,525	28,083
Prepaid expenses, net	1,806	5,175
Other assets	6,720	3,130
Total assets	$1,569,162	$1,527,489

Liabilities
Notes payable	$853,627	$880,271
Term loan facility payable	74,641	74,591
Revolving credit facility payable	46,600	45,329
Construction loan payable	70,436	21,655
Dividends and distributions payable	19,313	19,153
Accounts payable, accrued expenses and other liabilities	42,287	32,419
Deferred income	25,649	28,851
Total liabilities	1,132,553	1,102,269

Equity
Preferred stock, 1,000,000 shares authorized:
Series C Cumulative Redeemable, 42,000 shares issued and outstanding	105,000	105,000
Series D Cumulative Redeemable, 30,000 shares issued and outstanding	75,000	75,000
Common stock, $0.01 par value, 40,000,000 shares authorized, 23,008,615 and 22,739,207 shares issued and outstanding, respectively	230	227
Additional paid-in capital	399,047	384,533
Distributions in excess of accumulated net income and accumulated other comprehensive loss	(212,109)	(208,593)
Accumulated other comprehensive loss	(384)	(255)
Total Saul Centers, Inc. equity	366,784	355,912
Noncontrolling interests	69,825	69,308
Total equity	436,609	425,220
Total liabilities and equity	$1,569,162	$1,527,489

Saul Centers, Inc.
Consolidated Statements of Operations
(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Revenue	(unaudited)		(unaudited)
Rental revenue	$55,953	$54,970	$112,756	$109,960
Other	2,188	1,111	5,135	2,230
Total revenue	58,141	56,081	117,891	112,190
Expenses
Property operating expenses	7,115	6,732	15,116	13,856
Real estate taxes	6,819	6,778	13,967	13,622
Interest expense, net and amortization of deferred debt costs	10,793	11,168	21,860	22,594
Depreciation and amortization of deferred leasing costs	11,524	11,351	23,167	22,700
General and administrative	5,140	4,647	9,954	9,068
Total expenses	41,391	40,676	84,064	81,840
Change in fair value of derivatives	—	(12)	—	(12)
Gain on sale of property	—	509	—	509
Net Income	16,750	15,902	33,827	30,847
Noncontrolling interests
Income attributable to noncontrolling interests	(3,518)	(3,359)	(7,148)	(5,718)
Net income attributable to Saul Centers, Inc.	13,232	12,543	26,679	25,129
Extinguishment of issuance costs upon redemption of preferred shares	—	—	—	(2,328)
Preferred stock dividends	(2,953)	(2,953)	(5,906)	(6,356)
Net income available to common stockholders	$10,279	$9,590	$20,773	$16,445
Per share net income available to common stockholders
Basic and diluted	$0.45	$0.43	$0.91	$0.74
Dividends declared per common share outstanding	$0.53	$0.52	$1.06	$1.04

Reconciliation of net income to FFO available to common stockholders and noncontrolling interests (1)
	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands, except per share amounts)	2019	2018	2019	2018
	(unaudited)		(unaudited)
Net income	$16,750	$15,902	$33,827	$30,847
Subtract:
Gain on sale of property	—	(509)	—	(509)
Add:
Real estate depreciation and amortization	11,524	11,351	23,167	22,700
FFO	28,274	26,744	56,994	53,038
Subtract:
Extinguishment of issuance costs upon redemption of preferred shares	—	—	—	(2,328)
Preferred stock dividends	(2,953)	(2,953)	(5,906)	(6,356)
FFO available to common stockholders and noncontrolling interests	$25,321	$23,791	$51,088	$44,354
Weighted average shares:
Diluted weighted average common stock	22,994	22,288	22,929	22,253
Convertible limited partnership units	7,853	7,726	7,844	7,646
Average shares and units used to compute FFO per share	30,847	30,014	30,773	29,899
FFO per share available to common stockholders and noncontrolling interests	$0.82	$0.79	$1.66	$1.48

(1)
The National Association of Real Estate Investment Trusts (NAREIT) developed FFO as a relative non-GAAP financial measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. FFO is defined by NAREIT as net income, computed in accordance with GAAP, plus real estate depreciation and amortization, and excluding impairment charges on real estate assets and gains or losses from real estate dispositions. FFO does not represent cash generated from operating activities in accordance with GAAP and is not necessarily indicative of cash available to fund cash needs, which is disclosed in the Company’s Consolidated Statements of Cash Flows for the applicable periods. There are no material legal or functional restrictions on the use of FFO. FFO should not be considered as an alternative to net income, its most directly comparable GAAP measure, as an indicator of the Company’s operating performance, or as an alternative to cash flows as a measure of liquidity. Management considers FFO a meaningful supplemental measure of operating performance because it primarily excludes the assumption that the value of the real estate assets diminishes predictably over time (i.e. depreciation), which is contrary to what the Company believes occurs with its assets, and because industry analysts have accepted it as a performance measure. FFO may not be comparable to similarly titled measures employed by other REITs.

Reconciliation of revenue to same property revenue (2)
(in thousands)	Three months ended June 30,		Six months ended June 30,
	2019	2018	2019	2018
	(unaudited)
Total revenue	$58,141	$56,081	$117,891	$112,190
Less: Acquisitions, dispositions and development properties	(194)	—	(1,083)	—
Total same property revenue	$57,947	$56,081	$116,808	$112,190

Shopping Centers	$42,259	$40,755	$85,417	$81,679
Mixed-Use properties	15,688	15,326	31,391	30,511
Total same property revenue	$57,947	$56,081	$116,808	$112,190

Total Shopping Center revenue	$42,259	$40,755	$85,417	$81,679
Less: Shopping Center acquisitions, dispositions and development properties	—	—	—	—
Total same Shopping Center revenue	$42,259	$40,755	$85,417	$81,679

Total Mixed-Use property revenue	$15,882	$15,326	$32,474	$30,511
Less: Mixed-Use acquisitions, dispositions and development properties	(194)	—	(1,083)	—
Total same Mixed-Use property revenue	$15,688	$15,326	$31,391	$30,511

(2)
Same property revenue is a non-GAAP financial measure of performance that improves the comparability of reporting periods by excluding the results of properties that were not in operation for the entirety of the comparable reporting periods. Same property revenue adjusts property revenue by subtracting the revenue of properties not in operation for the entirety of the comparable reporting periods. Same property revenue is a measure of the operating performance of the Company’s properties but does not measure the Company’s performance as a whole. Same property revenue should not be considered as an alternative to total revenue, its most directly comparable GAAP measure, as an indicator of the Company’s operating performance. Management considers same property revenue a meaningful supplemental measure of operating performance because it is not affected by the cost of the Company’s funding, the impact of depreciation and amortization expenses, gains or losses from the acquisition and sale of operating real estate assets, general and administrative expenses or other gains and losses that relate to ownership of the Company’s properties. Management believes the exclusion of these items from same property revenue is useful because the resulting measure captures the actual revenue generated and actual expenses incurred by operating the Company’s properties. Other REITs may use different methodologies for calculating same property revenue. Accordingly, the Company’s same property revenue may not be comparable to those of other REITs.

Reconciliation of net income to same property operating income (3)
	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands)	2019	2018	2019	2018
	(unaudited)		(unaudited)
Net income	$16,750	$15,902	$33,827	$30,847
Add: Interest expense, net and amortization of deferred debt costs	10,793	11,168	21,860	22,594
Add: Depreciation and amortization of deferred leasing costs	11,524	11,351	23,167	22,700
Add: General and administrative	5,140	4,647	9,954	9,068
Add: Change in fair value of derivatives	—	12	—	12
Less: Gain on sale of property	—	(509)	—	(509)
Property operating income	44,207	42,571	88,808	84,712
Add (Less): Acquisitions, dispositions and development properties	12	—	(617)	—
Total same property operating income	$44,219	$42,571	$88,191	$84,712

Shopping Centers	$33,707	$32,274	$67,177	$64,322
Mixed-Use properties	10,512	10,297	21,014	20,390
Total same property operating income	$44,219	$42,571	$88,191	$84,712

Shopping Center operating income	$33,707	$32,274	$67,177	$64,322
Less: Shopping Center acquisitions, dispositions and development properties	—	—	—	—
Total same Shopping Center operating income	$33,707	$32,274	$67,177	$64,322

Mixed-Use property operating income	$10,500	$10,297	$21,631	$20,390
Add (Less): Mixed-Use acquisitions, dispositions and development properties	12	—	(617)	—
Total same Mixed-Use property operating income	$10,512	$10,297	$21,014	$20,390

(3) Same property operating income is a non-GAAP financial measure of performance that improves the comparability of reporting periods by excluding the results of properties that were not in operation for the entirety of the comparable reporting periods. Same property operating income adjusts property operating income by subtracting the results of properties that were not in operation for the entirety of the comparable periods. Same property operating income is a measure of the operating performance of the Company’s properties but does not measure the Company’s performance as a whole. Same property operating income should not be considered as an alternative to property operating income, its most directly comparable GAAP measure, as an indicator of the Company’s operating performance. Management considers same property operating income a meaningful supplemental measure of operating performance because it is not affected by the cost of the Company’s funding, the impact of depreciation and amortization expenses, gains or losses from the acquisition and sale of operating real estate assets, general and administrative expenses or other gains and losses that relate to ownership of the Company’s properties. Management believes the exclusion of these items from property operating income is useful because the resulting measure captures the actual revenue generated and actual expenses incurred by operating the Company’s properties. Other REITs may use different methodologies for calculating same property operating income. Accordingly, same property operating income may not be comparable to those of other REITs.